Mark B. Weeks T: +1 650 843 5011 mweeks@cooley.com	EXHIBIT 5.1

[____], 2014

Cardica, Inc.

900 Saginaw Drive

Redwood City, CA 94063

RE:	Cardica, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cardica, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company, of up to 32,200,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including up to 4,200,000 shares of Common Stock that may be sold by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters and up to 184,600 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated April 10, 2014 (the “Prospectus”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials. We have assumed that the Certificate of Designation for the Preferred Shares shall have been filed with the Secretary of State of Delaware.

With regard to our opinion below with respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Preferred Shares to be convertible for more shares of the Company’s common stock than the number that then remain authorized but unissued.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cardica, Inc.

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable and (ii) the common stock issuable upon the conversion of the Preferred Stock, when issued upon the conversion of the Preferred Shares in accordance with the terms thereof, will be validly issued, outstanding, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:
Mark B. Weeks

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM